As filed with the Securities and Exchange Commission on May 6, 2004

Registration No. 333-111534

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIGITAL RECORDERS, INC.

(Exact name of registrant as specified in its charter)

North Carolina (State of other jurisdiction of incorporation or organization)	56-1362926 (I.R.S. Employer Identification No.)

5949 Sherry Lane, Suite 1050, Dallas, Texas 75225
(214) 378-8992
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David L. Turney
Chairman, Chief Executive Officer and President
Digital Recorders, Inc.
5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
(214) 378-8992
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

Kenn W. Webb, Esq.
Carrington, Coleman, Sloman & Blumenthal, L.L.P.
200 Crescent Court, Suite 1500
Dallas, Texas 75201

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this registration statement as the selling shareholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

     This Post-Effective Amendment No. 1 is being filed solely to include an updated consent of McGladrey & Pullen, LLP as Exhibit 23.1.

PART II

     Item 16. Exhibits

     See the exhibit index on the page following the signature page. The exhibit index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference in response to this Item 16.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 6, 2004.

DIGITAL RECORDERS, INC.

By:	/s/ David L. Turney

David L. Turney
Chairman, Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ DAVID L. TURNEY David L. Turney /s/ LAWRENCE A. TAYLOR Lawrence A. Taylor	Chairman, Chief Executive Officer, President and Director (principal executive officer) Chief Financial Officer, Secretary, Vice President and Director (principal financial and accounting officer)	May 6, 2004 May 6, 2004
Stephanie L. Pinson*	Director
Juliann Tenney*	Director
C. James Meese, Jr.*	Director

John K. Pirotte*	Director
Russell Cleveland*	Director
John D. Higgins*	Director
J. Phillips L. Johnston*	Director

*By:	/s/ David L. Turney	May 6, 2004

David L. Turney,
Attorney-in-Fact pursuant to
Power of Attorney filed as
Exhibit 24.1

EXHIBIT INDEX

     The following exhibits are filed with or incorporated by reference into this report.

Exhibit
No.	Exhibit Description
3.1	Amended and Restated Articles of Incorporation of the Company*
3.2	Articles of Amendment to Articles of Incorporation containing Certificate of Designation of Series E Redeemable Nonvoting Convertible Preferred Stock of Digital Recorders, Inc.(1)
3.3	Articles of Amendment containing Amended and Restated Certificate of Designation of Series F Convertible Preferred Stock of the Company (2)
3.4	Amended and Restated Bylaws of the Company (3)
3.5	Amendment to Amended and Restated Bylaws of the Company (4)
4.1	Rights Agreement dated as of December 14, 1999 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, and the exhibits thereto(5)
4.2	Amendment to Rights Agreement dated as of December 18, 2000, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (filed herewith)
5.1	Opinion of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. regarding legality **

23.1	Consent of McGladrey & Pullen, LLP (filed herewith)

23.2	Consent of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney authorizing signatures (included on signature page of Amendment No. 1 to this registration statement filed on April 16, 2004) **

99.1	Form of Loan Agreement dated as of August 26, 2002, by and among the Company and John D. Higgins (7)
99.2	Convertible Loan Agreement dated as of June 22, 2001, by and among Digital Recorders, Inc., Renaissance US Growth Investment Trust PLC (then known as Renaissance US Growth & Income Trust PLC) and BFSUS Special Opportunities Trust PLC, and Renaissance Capital Group, Inc., as agent (8)
99.3	Form of First Amendment to Convertible Loan Agreement dated as of June 22, 2001, by and among Digital Recorders, Inc., Renaissance US Growth Investment Trust PLC and BFSUS Special Opportunities Trust PLC, and Renaissance Capital Group, Inc., as agent (9)
99.4	Securities Purchase Agreement dated as of November 5, 2003, by and between BFSUS Special Opportunities Trust PLC and Renaissance US Growth Investment Trust PLC, as purchasers, and Digital Recorders, Inc.(1)
99.5	Amended and Restated Registration Rights Agreement dated as of April 1, 2004, by and between the Company and Dolphin Offshore Partners, L.P.(2)
99.6	Warrant Agreement, dated August 13, 2001, between Digital Recorders, Inc. and David M. Furr **

99.7	Warrant Agreement, dated March 23, 2004, between Digital Recorders, Inc. and Fairview Capital Ventures LLC **

99.8	Warrant Agreement dated September 21, 2000, between Digital Recorders, Inc. as Dominick & Dominick LLC (10)

*	Previously filed with initial filing of this registration statement.

**	Previously filed with the filing of Amendment No. 1 to this registration statement on April 16, 2004.

(1)	Incorporated by reference from our Form 8-K filed on November 12, 2003.

(2)	Incorporated by reference from our Form 8-K filed on April 14, 2004.

(3)	Incorporated by reference from our Registration Statement on Form SB-2 (SEC File No. 33-82870-A).

(4)	Incorporated by reference from our Proxy Statement for our 2001 annual meeting, filed on June 6, 2001.

(5)	Incorporated by reference from our Registration Statement on Form 8-A filed December 17, 1999.

(6)	Incorporated by reference from Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2003.

(7)	Incorporated by reference from our Form 8-K filed on August 30, 2002.

(8)	Incorporated by reference from our Form 8-K filed on July 13, 2001.

(9)	Incorporated by reference from our Form 8-K filed on August 8, 2002.

(10)	Incorporated by reference from our Form 10-KSB/A filed on May 21, 2001.